Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 5, 2009
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

FIRST QUARTER FINANCIAL RESULTS

ROANOKE, Va. (February 5, 2009)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,949,159 or $0.88 per average share outstanding for the quarter ended December 31, 2008. This compares to consolidated earnings of $1,529,318 or $0.70 per average share outstanding for the quarter ended December 31, 2007. President, Chairman and CEO John Williamson attributed the increase in earnings to improved gross margins and higher sales volumes.

Earnings per share for the twelve months ending December 31, 2008 were $4,640,975 or $2.10 per share compared to $1.68 per share for the twelve months ended December 31, 2007. Earnings for the twelve months ended December 31, 2008 were positively impacted by improved margins, higher sales volumes, and the absence of losses associated with the Company’s formerly owned Bluefield Gas Company operations.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues	$28,459,195	$25,740,908	$97,355,113	$89,224,565
Cost of sales	20,363,158	18,372,079	70,714,293	63,877,394

Gross margin	8,096,037	7,368,829	26,640,820	25,347,171
Other operating expenses	4,420,032	4,280,360	17,180,636	17,288,886
Interest expense	531,320	564,482	1,999,920	1,970,456

Income from continuing operations before income taxes	3,144,685	2,523,987	7,460,264	6,087,829
Income tax expense from continuing operations	1,195,526	957,979	2,819,289	2,267,805

Net income from continuing operations	1,949,159	1,566,008	4,640,975	3,820,024
Net loss from discontinued operations, net of income taxes	—	(36,690)	—	(170,012)

Net income	1,949,159	1,529,318	4,640,975	3,650,012

Basic earnings per share of common stock:
Income from continuing operations	$0.88	$0.72	$2.10	$1.76
Discontinued operations	—	(0.02)	—	(0.08)

Net income	$0.88	$0.70	$2.10	$1.68

Diluted earnings per share of common stock:
Income from continuing operations	$0.88	$0.71	$2.09	$1.75
Discontinued operations	—	(0.02)	—	(0.08)

Net income	$0.88	$0.69	$2.09	$1.67

Cash dividends per common share	$0.3200	$0.3125	$1.2575	$1.2275

Weighted average number of common shares outstanding:
Basic	2,212,470	2,191,512	2,206,532	2,173,757
Diluted	2,220,228	2,202,251	2,215,762	2,184,676

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
Assets	2008	2007
Current assets	$49,012,892	$40,674,460
Total property, plant and equipment, net	76,144,053	73,431,005
Other assets	4,153,681	3,545,634

Total Assets	$129,310,626	$117,651,099

Liabilities and Stockholders’ Equity
Current liabilities	$37,822,122	$33,871,163
Long-term debt	28,000,000	23,000,000
Deferred credits and other liabilities	20,047,130	17,712,830

Total Liabilities	85,869,252	74,583,993
Stockholders’ Equity	43,441,374	43,067,106

Total Liabilities and Stockholders’ Equity	$129,310,626	$117,651,099